UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2011

TIB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)

(239) 263-3344

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 3, 2011, TIB Financial Corp. (the “Company”), filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, TIB Bank (“TIB Bank”) had entered into an Agreement of Merger with NAFH National Bank (“NAFH Bank”) on April 27, 2011 pursuant to which, on April 29, 2011, TIB Bank merged with and into NAFH Bank, with NAFH Bank continuing as the surviving entity (the “Merger”). In that filing, the Company indicated that it would file an amendment to the Form 8-K no later than July 13, 2011 to provide financial information to the extent required by Item 9.01 of Form 8-K. This Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 and to provide financial information to the extent required by Item 9.01.

Prior to the Merger, NAFH Bank acquired assets and assumed liabilities of First National Bank of the South, Metro Bank of Dade County and Turnberry Bank (collectively, the “Failed Banks”) from the Federal Deposit Insurance Corporation (the “FDIC”, and, such transactions, the “Failed Banks Acquisitions”). In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”), the Company has omitted certain financial information of the Failed Banks required by Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including transactions such as the Failed Banks Acquisitions, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Notice Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as well as under the similar captions in the Registration Statement on Form S-1 filed by North American Financial Holdings, Inc. on June 23, 2011 (File No. 333-175108).

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective April 29, 2011, TIB Bank, a corporation organized under the laws of the State of Florida and wholly owned subsidiary of the Company, a corporation organized under the laws of the State of Florida, merged with and into NAFH Bank, a national banking association and wholly owned subsidiary of North American Financial Holdings, Inc. (“NAFH”), a Delaware corporation, with NAFH Bank as the surviving entity. NAFH is the owner of approximately 94% of the Company’s common stock. In addition, five of the Company’s seven directors, and the Company’s Chief Executive Officer, Chief Financial Officer and Chief Risk Officer are affiliated with NAFH.

NAFH Bank was formed on July 16, 2010 in connection with the purchase and assumption of the operations of three banks – Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina) – from the FDIC. On July 16, 2010, NAFH Bank acquired assets of approximately $1.2 billion and assumed deposits of approximately $960.1 million in the transactions with the FDIC. As of December 31, 2010, NAFH Bank had total assets of $1.2 billion and total deposits of $893.2 million. Prior to the Merger, NAFH Bank operated 23 branches, with 10 branches in South Florida and 13 branches in South Carolina. NAFH Bank is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC.

The Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between TIB Bank and NAFH Bank, dated as of April 27, 2011 (the “Merger Agreement”). In the Merger, each share of TIB Bank common stock was converted into the right to receive shares of NAFH Bank common stock. The Merger Agreement provides that, on or prior to May 15, 2011, the exchange ratio at which shares of TIB Bank were exchanged for shares of NAFH Bank will be adjusted (and NAFH Bank shall either issue additional shares to the

Company or cancel shares issued in the Merger to the Company, as applicable) to ensure that it reflects the ratio of the tangible book value per share of TIB Bank to the tangible book value per share of NAFH Bank, in each case as of March 31, 2011. No adjustment to the exchange ratio was required under this provision.

Immediately following the Merger, the Company owned approximately 53% of NAFH Bank, with NAFH owning the remaining 47%. On June 30, 2011, NAFH Bank consummated a merger with Capital Bank, a wholly owned subsidiary of Capital Bank Corporation, an affiliate of the Company (the “Capital Bank Merger”). The Capital Bank Merger is further described in the Company’s Current Report on Form 8-K filed on July 7, 2011. As a result of the Capital Bank Merger, the Company now owns approximately 33% of NAFH Bank (now named Capital Bank, National Association), with NAFH owning 29% and Capital Bank Corporation owning the remaining 38%.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Background

On July 16, 2010 (the “Transaction Date”), NAFH National Bank (“NAFH Bank”) entered into certain Purchase and Assumption Agreements with loss share arrangements (the “Agreements”) with the FDIC as receiver of the three Failed Banks (the “Acquisitions”).

The following discussion of assets acquired and liabilities assumed in connection with the Acquisitions is presented based on estimated fair values as of the Transaction Date. The fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to the Audited Statements of Assets Acquired and Liabilities Assumed by NAFH Bank (subsidiary of North American Financial Holdings, Inc.) of Metro Bank of Dade County, Turnberry Bank and First National Bank of the South, dated as of the Transaction Date, and the accompanying notes thereto, which are attached hereto as Exhibit 99.1, 99.2 and 99.3 and incorporated herein by reference (the “Audited Statements”). These fair value estimates are based on the information available and are subject to change for up to one year after the Transaction Date as additional information relative to fair values becomes available. The disclosure set forth in this Item 9.01 reflects the status of these items based on management’s current best estimates.

Assets Acquired and Liabilities Assumed

The fair values of the assets acquired and liabilities assumed in conjunction with the Acquisitions as of the Transaction Date are detailed in the following table:

(Dollars in thousands)	July 16, 2010	Average maturity (years)	Effective Yield/Cost
Assets Acquired:
Cash	$184,348
Securities	74,392	7.74	3.48%
Loans	768,554	5.63	6.91%
Other real estate owned	33,818
FDIC Indemnification Asset	137,316
Core deposit and other intangibles	4,214
Goodwill	6,616
Other assets	14,628

Total assets acquired	1,223,886

Liabilities assumed:
Non Time Deposits	278,903
Time Deposits	681,211	.64	0.63%
Borrowings	148,584	3.14	3.08%
Other liabilities	18,269

Fair value of liabilities assumed	1,126,967

Net Assets Acquired	$96,919

Consideration Paid	81,744

Gain on acquisitions	$15,175

NAFH Bank also entered into loss-sharing agreements with the FDIC, which cover approximately $796.1 million of assets, consisting of $762.2 million of loans (residential and commercial) and $33.8 million of other real estate owned (“OREO”). Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse NAFH Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse NAFH Bank for 80% of losses on covered assets. NAFH Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid NAFH Bank a reimbursement under the loss-sharing agreements. Certain other assets acquired by NAFH Bank through the Acquisitions are not covered by loss-sharing agreements with the FDIC. These assets include cash, marketable securities purchased at fair market value, certain other assets, and consumer loans. The loss-sharing agreements applicable to single-family residential mortgage loans provide for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for a period of ten years. The loss-sharing agreements applicable to non single family loans provide for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

The following table summarizes the fair value of assets covered by the loss-sharing agreements:

(Dollars in thousands)	Estimated Fair Value as of July 16, 2010
Assets subject to loss-sharing:
Loans	$762,242
OREO	33,818

Total	$796,060

The loss-sharing agreements are subject to certain servicing procedures. Failure to properly follow these procedures could result in the loss of the FDIC reimbursement for covered assets, which could have a material negative impact on NAFH Bank’s earnings. The fair value of projected reimbursements under the loss-sharing agreements was recorded as an indemnification asset at an estimated fair value of $137.3 million on the Transaction Date.

NAFH Bank has also agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final resolution of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the Transaction Date. The estimated fair value of the true-up payment as of the Transaction Date was $1.0 million.

Discussion

As set forth above, on the Transaction Date, NAFH Bank acquired a majority of all assets and liabilities, of the Failed Banks pursuant to the Agreements. A narrative description of the anticipated effects of the Acquisitions on NAFH Bank’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of NAFH Bank, which have been filed with the Securities and Exchange Commission, and the Audited Statements, which are attached hereto as Exhibits 99.1 through 99.3.

Prior to the acquisitions, NAFH Bank had essentially no operations other than organizational activities, which included a cash contribution of $137.0 million from North American Financial Holdings, Inc. to initially capitalize NAFH Bank. Aside from forming the basis of NAFH Bank’s operating business, NAFH Bank expects the Acquisitions to positively affect its operating results, to the extent it earns more from interest earned on the acquired assets than it pays in interest on the acquired deposits and other borrowings and it is able to comply with the provisions of the loss sharing agreements with the FDIC and the related loss sharing coverage is retained. The ability of NAFH Bank to successfully collect interest and principal on loans acquired will also impact its cash flows and operating results.

NAFH Bank estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with the acquisition method of accounting. However, the amount realized on these assets could differ materially from the carrying value reflected in the attached Audited Statements as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons. Because of the loss sharing agreements with the FDIC on these assets, as described above, NAFH Bank does not expect to incur significant losses associated with covered assets. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the sharing of losses and recoveries by the FDIC.

Financial Condition

In connection with the Acquisitions, NAFH Bank purchased loans with an estimated fair value of $768.6 million. The fair value of the loans acquired represented 100% of NAFH Bank’s outstanding loans as of the date of acquisition.

Short-term Assets

Initially, the Acquisitions increased NAFH Bank’s levels of liquidity by a net amount of $102.6 million. NAFH Bank acquired $184.3 million in total cash and due from banks before making net payments of $81.7 million to settle the transactions with the FDIC.

Investment Securities Available for Sale

The following table reflects the acquired investment securities available for sale as of the Transaction Date (dollars in thousands):

Security Type	Fair Value	Average Yield	Average Maturity (in Years)
Agency	$7,042	0.65%	0.32
MBS/CMO	57,063	3.61%	7.98
Taxable Municipal	7,239	5.11%	11.53
Tax Free Municipal	2,798	3.58%	11.57

Total	$74,142	3.48%	7.74

The acquired portfolio comprised NAFH Bank’s entire investment portfolio at the Transaction Date.

Loans

Loans acquired represented all of NAFH Bank’s loans at the Transaction Date. The following table presents information regarding the loan portfolio acquired on the Transaction Date at fair value:

(dollars in thousands) Loan Type:	Purchased credit-impaired loans	Non-purchased credit-impaired loans	Total loans at fair value
1-4 family residential C&D	$6,902	$—	$6,902
Other commercial C&D	85,048	—	85,048
Non-owner occupied commercial real estate	185,024	—	185,024
Multifamily commercial real estate	27,752	—	27,752

Total commercial real estate	304,726	—	304,726

Commercial and industrial	36,666	2,445	39,111
Owner occupied commercial real estate	154,175	—	154,175

Total commercial	190,841	2,445	193,286

1-4 family residential	170,464	—	170,464
Home equity	11,173	72,786	83,959
Consumer	4,012	2,288	6,300

Total consumer	185,649	75,074	260,723

Farmland	9,819	—	9,819

Total loans	$691,035	$77,519	$768,554

The acquired loan portfolio contained both fixed and variable rate loans. The following table provides information about the acquired portfolio according to loan rate type and fair value at the Transaction Date:

		Fair value amounts with:
(dollars in thousands):	Total fair value	Fixed rates	Variable rates
1-4 family residential C&D	$6,902	$2,430	$4,472
Other commercial C&D	85,048	26,431	58,617
Non-owner occupied commercial real estate	185,024	69,798	115,226
Multifamily commercial real estate	27,752	9,878	17,874

Total commercial real estate	304,726	108,537	196,189

Commercial and industrial	39,111	7,281	31,830
Owner occupied commercial real estate	154,175	57,177	96,998

Total commercial	193,286	64,458	128,828

1-4 family residential	170,464	49,990	120,474
Home equity	83,959	19,836	64,123
Consumer	6,300	5,030	1,270

Total consumer	260,723	74,856	185,867

Farmland	9,819	1,802	8,017

Total loans	$768,554	$249,653	$518,901

The contractual maturity distribution of the acquired loan portfolio at the Transaction Date is indicated in the table below:

	Loans Maturing
(Dollars in thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
1-4 family residential C&D	$5,893	$1,009	$—	$6,902
Other commercial C&D	55,820	28,388	840	85,048
Non-owner occupied commercial real estate	41,106	116,922	26,996	185,024
Multifamily commercial real estate	4,853	15,954	6,945	27,752

Total commercial real estate	107,672	162,273	34,781	304,726

Commercial and industrial	9,389	18,258	11,464	39,111
Owner occupied commercial real estate	40,568	78,346	35,261	154,175

Total commercial	49,957	96,604	46,725	193,286

1-4 family residential	32,193	50,534	87,737	170,464
Home equity	10,661	29,760	43,538	83,959
Consumer	2,736	3,294	270	6,300

Total consumer	45,590	83,588	131,545	260,723

Farmland	4,608	2,021	3,190	9,819

Total Loans	$207,827	$344,486	$216,241	$768,554

Foreclosed Property

NAFH Bank acquired $33.8 million of foreclosed property in connection with the Acquisitions. This represented 100% of NAFH Bank’s balance of foreclosed property at the time of acquisition. NAFH Bank was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of acquisition. Up to 80% of losses on foreclosed property are covered by NAFH Bank’s loss-sharing agreement with the FDIC.

Deposits

NAFH Bank assumed approximately $960.1 million in deposits based on estimated fair values. This amount represented 100% of NAFH Bank’s total deposits at the time of acquisition.

The various types of deposit accounts assumed as of the Transaction Date are summarized below (dollars in thousands):

(Dollars in thousands)	Amount as of July 16, 2010
Demand deposits	$126,181
Interest bearing demand deposits	137,923
Savings deposits	14,799
Time deposits	681,211

Total	$960,114

As of the Transaction Date, the scheduled maturities of time deposits with balances $100,000 or greater were as follows:

(Dollars in thousands)	Amount as of July 16, 2010
Months to maturity:

Three or less	$78,631
Four to Six	25,430
Seven through Twelve	141,558
Over Twelve	59,860

Total	$305,479

In its assumption of the deposit liabilities, NAFH Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. NAFH Bank determined the estimated fair value of the core deposit intangible to be $4.1 million, which will be amortized over a four year period, which is its estimated life.

Future amortization of this core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such NAFH Bank expects no material impact on regulatory capital.

The core deposit intangible asset is subject to significant estimates by management of NAFH Bank related to the value and the life of the asset. These estimates could change over time. NAFH Bank will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, NAFH Bank will record the impairment as an expense in its consolidated statement of operations.

Borrowings

Borrowings include securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH Bank also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH Bank sweeps the customers’ accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH Bank.

NAFH Bank also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at the Transaction Date was $10,188 and had a fixed interest rate of 5.16%. As of the Transaction Date, $11,856 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

Through the Acquisitions, NAFH Bank assumed FHLB advances outstanding with a carrying value of $134,684, a face value of $127,776 and a weighted average interest rate of 3.08%. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$4,059	$4,052	August 2010	Fixed	3.36%
5,004	5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
3,034	3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	June 2011 (1)	Fixed	5.04%
5,203	5,000	June 2011 (1)	Fixed	4.95%
5,000	5,000	June 2011	Daily	0.49%
5,107	5,000	July 2011 (1)	Fixed	2.81%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
5,292	5,000	January 2012 (1)	Fixed	4.56%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012 (1)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
4,372	4,000	March 2013 (1)	Fixed	4.58%
5,185	5,000	May 2013 (1)	Fixed	2.27%
5,600	5,000	May 2014 (1)	Fixed	4.60%
5,625	5,000	June 2014 (1)	Fixed	4.67%
5,239	5,000	February 2015	Fixed	2.83%
5,431	5,000	June 2015 (1)	Fixed	3.71%
5,469	5,000	July 2015 (1)	Fixed	3.57%
5,558	5,000	November 2017	Fixed	3.93%
5,786	5,000	June 2017 (1)	Fixed	4.58%
5,210	5,000	July 2018 (1)	Fixed	2.14%
5,206	5,000	July 2018 (1)	Fixed	2.12%
5,650	5,000	July 2018 (1)	Fixed	3.94%

$134,684	$127,776

(1)

These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

Other Liabilities

NAFH Bank acquired approximately $18.3 million of other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

NAFH Bank was formed to pursue acquisition opportunities and management performed various types of reviews and analyses to determine their impact on NAFH Bank’s operating results, cash flows and risk profile. The Acquisitions were attractive to NAFH Bank for a variety of reasons, including the following:

•

Enabling the startup of NAFH Bank’s banking operations in several of our target markets (Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends) with a baseline level of trained staff in place;

•	Attractiveness in the pricing of the acquired loan portfolios considering the protective nature of the loss sharing agreements;

•	The ability to utilize acquired excess liquidity to allow a planned run-off of out-of-market and unprofitable deposits; and

•	The ability to quickly reduce redundancies and gain additional efficiencies related to NAFH Bank’s corporate functions.

The Acquisitions had an immediate accretive impact on NAFH Bank’s financial results as it recognized an after-tax gain of approximately $15.2 million in connection with the Acquisitions. The gain resulted from NAFH Bank’s determination that the fair value of the net assets acquired exceeded the fair value of the consideration transferred in connection with the Acquisitions.

The extent to which NAFH Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the Transaction Date. The fair values of the acquired loans and OREO reflect an estimate of lifetime expected losses related to these assets as of the Transaction Date. As a result, NAFH Bank’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the estimates of fair value of these assets at the Transaction Date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

On the Transaction Date, the estimated fair value for all non-purchased credit impaired loans acquired in the acquisition totaled $77.5 million. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. On the acquisition date, the estimated fair value of PCI Loans was $691.0 million. The preliminary estimate of the cash flows expected to be collected for PCI Loans was $737.6 million, net of an accretable yield of $46.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

The accretable yield is the amount by which the undiscounted expected cash flows exceeds the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of NAFH Bank in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, NAFH Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after NAFH Bank completes its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects NAFH Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. NAFH Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as NAFH Bank exhausts its collection efforts under its normal practices. In addition, NAFH Bank recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of NAFH Bank’s collection efforts on the covered assets.

Liquidity

Initially, the Acquisition increased NAFH Bank’s liquidity reserves $102.6 million due to the acquisition of $184.3 million cash and due from banks in the deal before making net payments of $81.7 million to settle the transactions with the FDIC.

Capital Resources

To be categorized as well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, NAFH Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios. These minimum ratios along with estimated capital ratios for NAFH Bank calculated based on balances as of the Transaction Date are as follows:

	Well Capitalized Requirement	Adequately Capitalized Requirement	Estimated as of July 16, 2010
Tier 1 Capital (to Average Assets)	≥ 5.0%	≥ 4.0%	11.7%
Tier 1 Capital (to Risk Weighted Assets)	≥ 6.0%	≥ 4.0%	14.3%
Total Capital (to Risk Weighted Assets)	≥ 10.0%	≥ 8.0%	14.3%

(d) Exhibits

Exhibit No.	Description

23.1	Consent of Independent Registered Certified Public Accounting Firm

23.2	Consent of Independent Registered Certified Public Accounting Firm

23.3	Consent of Independent Registered Certified Public Accounting Firm

99.1	Audited Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010

99.2	Audited Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010

99.3	Audited Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.

Date: July 13, 2011	By:	/s/ Christopher G. Marshall
Christopher G. Marshall
Chief Financial Officer